Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-289046
Prospectus Supplement
(To prospectus dated July 29, 2025)
71,942,450 Shares
SOFI TECHNOLOGIES, INC.
Common Stock
We are offering 71,942,450 shares of our common stock (the “Offering”).
This prospectus supplement updates, amends and supplements the prospectus dated July 29, 2025, which forms a part of our Registration Statement on Form S-3 (Registration No. 333-289046) (the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Shares of our common stock are quoted on The Nasdaq Global Select Market (the “Nasdaq”) under the symbol “SOFI”. On July 28, 2025, the closing price of our common stock was $21.02.
 Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement, page iii of the Prospectus, page 97 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and in any subsequent prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$20.850	$1,500,000,082.500
Underwriting Discount	$0.298	$21,438,850.100
Proceeds to SoFi Technologies, Inc. (before expenses)	$20.552	$1,478,561,232.400

The underwriters may also purchase up to an additional aggregate 10,791,367 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. For additional information regarding underwriting compensation, see

“Underwriting.” The underwriters expect to deliver the shares to purchasers on or about July 31, 2025, through the book-entry facilities of The Depository Trust Company.
Joint Book-Running Managers
Goldman Sachs & Co. LLC        Citigroup        Mizuho
The date of this prospectus supplement is July 29, 2025.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement updates, amends and supplements the prospectus dated July 29, 2025, which forms a part of our Registration Statement on Form S-3 (Registration No. 333-289046) (the “Prospectus”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”). We are providing information to you about this Offering in two parts. The first part is this prospectus supplement, which provides you with specific information regarding the terms of this offering and our common stock, and also adds to and updates information contained in the accompanying Prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying Prospectus. The second part is the accompanying Prospectus, which provides more general information, some of which does not apply to this Offering.
Neither we nor the underwriters (or any of our or their affiliates) has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement or the accompanying Prospectus, or any subsequent prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters (or any of our or their affiliates) takes any responsibility for, or provides any assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters (or any of our or their affiliates) will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
This prospectus supplement is not complete without the accompanying Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. The Prospectus includes other information about our business, financial condition and risk factors you should consider before making any investment in our securities.
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying base prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
The information contained or incorporated by reference in this prospectus supplement, the accompanying Prospectus or any related free writing prospectus prepared by us is accurate only as of the date of this prospectus supplement or the date of the accompanying Prospectus, as applicable, regardless of the time of delivery of this prospectus supplement and the accompanying Prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
If the description of this offering varies between this prospectus supplement and the accompanying Prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
As used in this prospectus supplement and the accompanying Prospectus, unless otherwise indicated or the context otherwise requires, the terms “SoFi Technologies,” “SoFi,” “we,” “our,” “us” and the “Company” mean SoFi Technologies, Inc. When we refer to “you,” we mean the potential holders of the shares of our common stock.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the Prospectus and the documents incorporated by reference herein and therein contain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act’) and Section 21E of the Securities Exchange Act of 1934, as amended. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations; anticipated trends and prospects in the industries in which our business operates; new products, services and related strategies; anticipated actions by governmental authorities; and macroeconomic conditions. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus supplement and the Prospectus, words such as “aim”, “allow”, “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “if”, “intend”, “likely”, “may”, “might”, “opportunity”, “plan”, “possible”, “possibility”, “potential”, “predict”, “project”, “should”, “strive”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements are subject to risks, uncertainties and other factors that include, but are not limited to, those factors described in “Risk Factors” and elsewhere in the documents incorporated by reference into this prospectus supplement and the Prospectus, including among other things:
•our ability to maintain or enhance profitability in the future;
•the impact on our business of the current and evolving regulatory environment and complexities associated with compliance;
•the effect and impact of evolving laws, rules, regulations, executive actions and government enforcement policies, including any federal or state loan forgiveness programs, as well as changes in government resources and personnel;
•the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, which could cause economic and market volatility, and regulatory responses thereto;
•our ability to manage our growth effectively and execute our strategy with respect to the development and expansion of our business, including through continuing to enhance our brand and attract additional members;
•our ability to continue to originate and sell loans to third parties, and the impact of the performance of loans held on our balance sheet;
•our ability to access sources of capital on favorable terms, if at all, including debt financing, deposits and other sources of capital to finance operations and growth;
•our ability to continue to grow our fee-based revenue, expand our Loan Platform Business and diversify our sources of income;
•the impact of and our ability to respond to general economic conditions and other macroeconomic and geopolitical factors, such as elevated and fluctuating interest rates, inflationary pressures, trade restrictions such as sanctions, tariffs, reciprocal and retaliatory tariffs, and other tariff-related measures, global trade relations, counterparty risk, changing customer demand and employment rates, capital markets volatility, instability in the financial services industry, a potential U.S. government shutdown, uncertainty stemming from recent changes to the U.S. presidential administration and its regulatory priorities and focus, the possibility of a recession, and domestic or international conflicts or disputes;
•the success of our marketing efforts and our ability to expand our member base;
•our ability to grow market share in existing markets or any new markets we may enter;

•our ability to develop new products and services, features and functionality that are competitive and meet market needs;
•our ability to diversify our business and broaden our suite of financial services offerings;
•our ability to realize the benefits of our strategy, including what we refer to as our Financial Services Productivity Loop, and achieve scale in our Financial Services segment;
•our ability to successfully operate as a bank holding company, and to operate SoFi Bank;
•our ability to make accurate credit and pricing decisions or effectively forecast our loss rates;
•our ability to establish and maintain an effective system of internal controls over financial reporting;
•our ability to realize the anticipated benefits of prior acquisitions and any additional acquisitions we undertake;
•our ability to successfully expand our operations into foreign jurisdictions, including compliance with a variety of foreign laws;
•the outcome of any legal or governmental proceedings that may be instituted against us; and
•other factors detailed under the section titled “Risk Factors.”
These and other risks, assumptions and uncertainties are described in the sections entitled “Risk Factors” in this prospectus supplement, the Prospectus, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (which is incorporated by reference into the Prospectus) and any subsequent prospectus supplement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.
You should read this prospectus supplement and the Prospectus completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights certain information contained elsewhere in this prospectus supplement and the Prospectus. You should read this entire prospectus supplement and the Prospectus, including the sections entitled “Risk Factors” in this prospectus supplement, the Prospectus, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (which is part of the Prospectus) and any subsequent prospectus supplement, before deciding whether to invest in our common stock. In addition, this prospectus supplement and the Prospectus include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”
OUR BUSINESS
Company Overview
We are a mission driven company designed to help our members achieve financial independence in order to realize their ambitions. To us, financial independence does not mean being wealthy, but rather represents the ability of our members to have the financial means to achieve their personal objectives at each stage of life, such as owning a home, having a family, or having a career of their choice—more simply stated, to have enough money to do what they want. We were founded in 2011 and have developed a suite of financial products that offers the speed, selection, content and convenience that only an integrated digital platform can provide. In order for us to achieve our mission, we have to help people get their money right, which means providing them with the ability to borrow better, save better, spend better, invest better and protect better. Everything we do today is geared toward helping our members “Get Your Money Right” and we strive to innovate and build ways for our members to achieve this goal.
In order to help achieve our mission, we are a member-centric, one-stop shop for financial services that, through our Lending and Financial Services products, allows members to borrow, save, spend, invest and protect their money. We refer to our customers as “members” and “clients”. Our members have access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. Additionally, we have built a personalized area within our digital native application, which we refer to as the member home experience. The member home experience is personalized and delivers content to a member about what they must do that day in their financial life, what they should consider doing that day in their financial life, and what they could do that day in their financial life. Through the member home experience, there are significant opportunities to build frequent engagement and, to date, the member home experience has been an important driver of new product adoption. The member home experience is an important part of our strategy and our ability to use data as a competitive advantage.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. Our platform offers our members a suite of financial products and services, enabling them to borrow, save, spend, invest and protect their finances across one integrated platform, as well as personal financial management tools and benefits to complement our products. Our aim is to create a best-in-class, integrated financial services platform that will generate a virtuous cycle whereby positive member experiences will lead to new product adoption by existing members and enhanced profitability for each additional product by lowering overall member acquisition costs and increasing the lifetime value of our members. We refer to this virtuous cycle as our “Financial Services Productivity Loop”. We believe that developing a comprehensive, long-term relationship with our members and gaining their trust is central to our success as a financial services platform. We have a digital-first financial services platform that we believe can support all of our members’ financial services needs throughout their lifetime. We believe this will lead to a competitive advantage over financial institutions that provide a disjointed and non-seamless product experience, a lack of digital customer acquisition, subpar mobile web products instead of digital native apps and incomplete product offerings to meet a customer’s holistic financial needs. Since our inception through June 30, 2025, we have served approximately 11.7 million members who have used approximately 17.1 million products on the SoFi platform.

We offer personal loans, student loans, home loans and related servicing, and offer a variety of financial services products, such as SoFi Money, SoFi Credit Card, SoFi Invest and SoFi Relay, that provide more daily interactions with our members, as well as products and capabilities, such as SoFi At Work, that are designed to appeal to enterprises. Lending-related services that we offer through our Loan Platform Business help a broader range of borrowers to find lending solutions, through our relationships with members as well as third-party enterprise partners. We have also made strategic acquisitions to further expand our technology platform capabilities for enterprises, which we believe deepen our participation in the entire technology ecosystem powering digital financial services.
To complement these products and services, we believe in establishing partnerships with other enterprises to leverage our existing capabilities to reach a broader market and in building vertically-integrated technology platforms designed to manage and deliver our suite of products and technology solutions to our members and clients in a low-cost and differentiated manner.
Our three reportable segments and their primary product and service offerings as of June 30, 2025 were as follows:

(1)    Loan Platform Business includes activity related to (i) certain loans which we originate on behalf of third-party partners, (ii) referred loans which are originated by a third-party partner to which we provide pre-qualified borrower referrals, (iii) certain loans associated with our Lantern financial services marketplace platform, and (iv) servicing rights assumed from third parties.
SoFi Bank
SoFi Technologies is a bank holding company, and SoFi Bank is a nationally chartered association. Golden Pacific’s community bank business continues to operate as a division of SoFi Bank.
As a bank holding company, we offer checking and savings accounts and credit cards through SoFi Bank. We are originating all new loans within SoFi Bank, and we intend to continue to explore other products for SoFi Bank over time. The key current and expected financial benefits to us of operating a national bank include: (i) lowering our cost to fund loans, as we can utilize deposits held at SoFi Bank to fund loans, which generally have a lower borrowing cost of funds than warehouse and securitization financing, (ii) increasing our flexibility to hold loans on our balance sheet for longer periods, thereby enabling us to earn interest on these loans for a longer period, (iii) supporting origination volume growth by providing an alternative financing option, while also maintaining our warehouse capacity, and (iv) through deposits, providing us with meaningful member data that can allow us to better serve our members’ financial needs.

International Operations
While we primarily operate in the United States, we also operate internationally in Latin America and Canada largely through our Technology Platform segment, as well as in Hong Kong through SoFi Holdings (Hong Kong) Limited (an investment business).
Corporate Information
We were incorporated under the name “Social Capital Hedosophia Holdings Corp. V” on July 10, 2020 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On May 28, 2021, we domesticated into a Delaware corporation and changed our name to “SoFi Technologies, Inc.” in connection with the domestication.
Our principal executive office is located at 234 1st Street, San Francisco, California 94105. Our telephone number is (855) 456-7634. Our website address is www.sofi.com. Information contained on, or otherwise accessible through, our website is not a part of this prospectus supplement.
RECENT DEVELOPMENTS
Results for the Second Quarter 2025
The preliminary financial information provided below for the three months ended June 30, 2025 is preliminary, unaudited and subject to completion. This information reflects management’s current views and may change as a result of management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. Such preliminary financial information is subject to the finalization and closing of our accounting books and records (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP. No independent registered public accounting firms have audited, reviewed or compiled, examined or performed any procedures with respect to these preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results. The preliminary financial information for the three months ended June 30, 2025 is not necessarily indicative of our results for future interim periods or for the year ending December 31, 2025. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2024 incorporated by reference in this prospectus supplement for information regarding trends and other factors that may affect our results of operations.
On July 29, 2025, we announced our preliminary financial results for the quarter ended June 30, 2025. Financial highlights for the second quarter include:
•SoFi reported a number of key financial achievements. For the second quarter of 2025, GAAP net revenue of $854.9 million increased 43% relative to the prior-year period's $598.6 million. Adjusted net revenue of $858.2 million grew 44% from the corresponding prior-year period of $597.0 million.
•For the second quarter of 2025, total fee-based revenue reached $377.5 million, a year-over-year increase of 72%. This was driven by strong performance from our Loan Platform Business, as well as origination fee revenue, referral fee revenue, interchange fee revenue and brokerage fee revenue. Together, the Financial Services and Technology Platform segments generated $472.4 million of net revenue, an increase of 74% from the prior year period.
•SoFi reported its seventh consecutive quarter of GAAP profitability. For the second quarter of 2025, GAAP net income reached $97.3 million and diluted earnings per share reached $0.08.

•Second quarter adjusted EBITDA of $249.1 million increased 81% from the prior year period's $137.9 million. This represents an adjusted EBITDA margin of 29%. All three segments delivered strong contribution profit, at attractive margins.
•Equity grew by $182.1 million during the quarter, ending at $6.9 billion and $6.16 of book value per share. Tangible book value grew by $193.8 million during the quarter, ending the period at $5.3 billion. Tangible book value per share was $4.72 at quarter-end, up from $3.94 per share in the prior year period.
•Net interest income of $517.8 million for the second quarter was up 26% year-over-year. This was driven by a 24% increase in average interest-earning assets and a 77 basis point decrease in cost of funds, partially offset by a 56 basis point decrease in average asset yields year-over-year. For the second quarter, net interest margin of 5.86% increased 3 basis points year-over-year from 5.83%.
•The average rate on deposits in the second quarter was 187 basis points lower than that of warehouse facilities, which translates to approximately $551.9 million of annualized interest expense savings due to the successful remixing of our funding base.
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended June 30,
($ in thousands)	2025	2024
Total net revenue (GAAP)	$ 854,944	$ 598,618
Servicing rights – change in valuation inputs or assumptions(1)	3,274	(1,654)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	12	1
Gain on extinguishment of debt(3)	—	—
Adjusted net revenue (non-GAAP)	$ 858,230	$ 596,965

(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. Adjusted EBITDA is defined as net income, adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairments and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (x) gain on extinguishment of debt, and (xi) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue.
Management believes adjusted EBITDA and adjusted EBITDA margin are useful measures for period-over-period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non-cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.
The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin:

	Three Months Ended June 30,		2025 vs 2024
($ in thousands)	2025	2024	$ Change
Net income (GAAP)	$ 97,263	$ 17,404	$ 79,859
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	11,504	12,725	(1,221)
Income tax expense(2)	14,929	(2,064)	16,993
Depreciation and amortization	56,743	49,623	7,120
Share-based expense	63,256	61,057	2,199
Restructuring charges(3)	36	—	36
Foreign currency impact of highly inflationary subsidiaries(4)	2,066	194	1,872
Transaction-related expense(5)	—	615	(615)
Servicing rights – change in valuation inputs or assumptions(6)	3,274	(1,654)	4,928
Residual interests classified as debt – change in valuation inputs or assumptions(7)	12	1	11
Gain on extinguishment of debt(8)	—	—	—
Total adjustments	151,820	120,497	31,323
Adjusted EBITDA (non-GAAP)	$ 249,083	$ 137,901	$ 111,182

Net income (GAAP)	$ 97,263	$ 17,404	$ 79,859
Total net revenue (GAAP)	854,944	598,618	256,326
Net income margin (GAAP)	11%	3%

Adjusted net revenue (non-GAAP)(9)	$ 858,230	$ 596,965	$ 261,265
Adjusted EBITDA margin (non-GAAP)	29%	23%

(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.
(2)The income tax expense recognized in 2025 is primarily attributable to the Company’s profitability and discrete tax benefits for stock compensation recorded in each quarter.
(3)Restructuring charges in the six months ended June 30, 2025 relate to legal entity restructuring.
(4)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger.
(5)Transaction-related expense in the 2024 periods included financial advisory and professional services costs associated with our acquisition of Wyndham.
(6)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(7)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(8)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
(9)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.
Tangible Book Value and Tangible Book Value per Common Share
Beginning in the fourth quarter of 2024, the Company modified the presentation of its tangible book value and tangible book value per share, which are non-GAAP measures. Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets, net of related deferred tax liabilities. Tangible book value per common share represents tangible book value at period-end divided by common stock outstanding at period-end. Prior periods were revised to conform with this presentation.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

($ and shares in thousands, except per share amounts)	June 30, 2025	June 30, 2024
Permanent equity (GAAP)	$ 6,860,580	$ 5,901,494
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)
Intangible assets	(263,522)	(331,446)
Related deferred tax liabilities	51,322	24,023
Tangible book value (as of period end) (non-GAAP)	$ 5,254,875	$ 4,200,566

Common stock outstanding (as of period end)	1,113,443	1,065,112

Book value per common share (GAAP)	$ 6.16	$ 5.54
Tangible book value per common share (non-GAAP)	$ 4.72	$ 3.94

THE OFFERING

Issuer	SoFi Technologies, Inc.
Common stock offered by Us	71,942,450 shares of common stock
Shares of Common Stock to be Outstanding Immediately After the Offering	1,176,046,653 shares (or 1,186,838,020 shares if the underwriters exercise their option to purchase additional shares in full).
Underwriters’ option	The underwriters may also purchase up to an additional aggregate 10,791,367 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. For additional information regarding underwriting compensation, see “Underwriting.”
Listing	Shares of our common stock are listed on the Nasdaq under the symbol “SOFI.”
Use of proceeds	We intend to use the net proceeds from our sale of securities for general corporate purposes, including working capital and other business opportunities.
Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, page iii of the Prospectus, page 97 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (which is part of this Prospectus) and in any subsequent prospectus supplement for a discussion of factors you should carefully consider before investing in our common stock.
Except as otherwise indicated, all information in this prospectus supplement regarding the number of shares of common stock outstanding is based on 1,104,104,203 shares of common stock outstanding as of March 31, 2025 and excludes:
•14,759,619 shares of common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of March 31, 2025 with a weighted average exercise price of $7.86 per share;
•64,527,226 shares of common stock reserved for issuance upon settlement of restricted stock units outstanding as of March 31, 2025;
•15,600,439 shares of common stock reserved for issuance upon settlement of performance stock units outstanding as of March 31, 2025; and
•shares of common stock issuable upon the conversion of an aggregate of $428.0 million of 0.00% convertible senior notes due 2026.

RISK FACTORS
Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the risks and uncertainties described below, on page iii of the Prospectus, page 97 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (which is part of the Prospectus) and in any subsequent prospectus supplement, in addition to the other information contained in this prospectus supplement, the Prospectus and in any subsequent prospectus supplement, including our consolidated financial statements and related notes in the Prospectus and in any subsequent prospectus supplement. The risks and uncertainties described below, in the Prospectus and in any subsequent prospectus supplement are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, they could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects, which in turn could materially and adversely affect the price of our common stock and might cause you to lose all or part of your investment in the offered shares of common stock.
Risks Related to Ownership of Our Common Stock
 The price of our common stock has fluctuated and may be volatile in the future.
The price of our common stock has fluctuated and may continue to fluctuate due to a variety of factors, including:
•changes in the industry in which we operate, including public perception of such industry;
•developments involving our competitors;
•changes in laws and regulations affecting our business, or changes in policies with respect to student loan forgiveness;
•changes in interest rates and inflation;
•variations in our operating performance and the performance of our competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC or any changes in our reputation;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation or regulatory enforcement investigations involving our company;
•volatility in capital markets and changes in the volume of shares of our common stock available for public sale; and
•general economic and political conditions, such as the effects of recessions, interest rates, tariffs, inflation, consumer confidence and spending, public perception of the financial services industry, availability of loans and liquidity in the capital markets, local and national elections, corruption, political instability and acts of war or terrorism, including escalating conflict in the Middle East and the ongoing war in Ukraine, and policy- and regulatory-related changes resulting from the recent changes to the U.S. presidential administration.
These market and industry factors, as well as others, may materially reduce the market price of our common stock regardless of our operating performance.

Future resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, have in the past and could in the future depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Sales of a substantial number of shares, or the perception that such sales may occur, could have a material and adverse effect on the trading price of our common stock. Sales of a substantial number of shares of common stock in the public market could occur at any time. We have filed with the SEC a registration statement on Form S-3 which allows us to sell securities from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our common stock to decline or increase the volatility in the market price of our common stock.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute our stockholders. We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to continue granting equity awards to employees, directors, and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.
USE OF PROCEEDS
We estimate that the net cash proceeds to us from the Offering will be approximately $1.478 billion, or approximately $1.699 billion, if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from our sale of securities for general corporate purposes, including working capital and other business opportunities. Pending the use of net proceeds, we may temporarily invest the net proceeds in a variety of capital preservation instruments, including investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or may hold such proceeds as cash, until they are used for their stated purpose.
UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriter	Number of Shares

Goldman Sachs & Co. LLC	25,179,858
Citigroup Global Markets Inc.	23,381,296
Mizuho Securities USA LLC	23,381,296
Total	71,942,450

We have agreed in the underwriting agreement, during the period beginning the date of this prospectus supplement and continuing to and including the date 60 days after the date of the Prospectus, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any securities of the Company that are substantially similar to the securities offered hereby, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise (other than the securities to be sold hereunder or pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement), without Goldman Sachs & Co.’s prior written consent.
The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters have an option to buy up to an additional 10,791,367 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.298000 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company.
Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 10,791,367 additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares

Public Offering Price	$20.850	$20.850	$1,500,000,082.500	$1,725,000,084.450
Underwriting discounts and commissions paid by us	$0.298	$0.298	$21,438,850.100	$24,654,677.466
Proceeds, before expenses, to us	$20.552	$20.552	$1,478,561,232.400	$1,700,345,406.990

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The expenses of this offering, not including the underwriting discount, that have been paid or are payable by us are estimated to be approximately $1 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.
Shares of our common stock are listed on Nasdaq under the symbol “SOFI.”
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the EU Prospectus Regulation:
•to any legal entity which is a “qualified investor” as defined under the EU Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the Bookrunners for any such offer; or
•in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of shares of common stock shall result in a requirement for the Company or any of the Bookrunners to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Bookrunners and the Company that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the Bookrunners has been obtained to each such proposed offer or resale.
The Company, the Bookrunners and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Bookrunners of such fact in writing may, with the prior consent of the Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Bookrunners of such fact in writing may, with the prior consent of the Bookrunners, be permitted to acquire shares of common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
An offer to the public of any shares of common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:
•to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

•to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Bookrunners for any such offer; or
•in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”), provided that no such offer of shares of common stock shall result in a requirement for the Company or any Bookrunner to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Bookrunners and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the Bookrunners has been obtained to each such proposed offer or resale.
The Company, the Bookrunners and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Bookrunners of such fact in writing may, with the prior consent of the Bookrunners, be permitted to acquire shares of common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock.
This Prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1) – (3) together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Brazil
The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations.
The securities may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.
LEGAL MATTERS
Certain legal matters in connection with the securities to be offered by this prospectus supplement will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. The underwriters have been represented by Latham & Watkins LLP, New York, New York.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 (Registration No. 333-289046) under the Securities Act with respect to the shares of common stock offered by this prospectus supplement and the Prospectus. This prospectus supplement and the Prospectus do not contain all of the information included in the registration statement or the exhibits. Statements contained in this prospectus supplement and the Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.
    We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Information” at www.sofi.com. The information contained on, or otherwise accessible through, our website, however, is not, and should not be deemed to be, a part of the Prospectus or this prospectus supplement.

71,942,450 Shares

SOFI TECHNOLOGIES, INC.
Common Stock
PROSPECTUS SUPPLEMENT
July 29, 2025